Exhibit 10.33

21 December 2006

VIA FACSIMILE (719 - 647-1767) AND OVERNIGHT MAIL

Mr. John Hefty

Create-a-Book, Inc.

77 N. Magneto Dr.

Pueblo West, CO 81007

Re:	Property located at 6671 Caroline Street, Milton, Florida

Dear Mr. Hefty:

Per our discussions and pursuant to the Lease Agreement dated January 20, 2003 by Create-a-Book, Inc. and TRX, Inc., this letter shall serve to amend the terms of the Agreement as follows:

1.	Lease Term shall be extended to 31 December 2007.

2.	Section 3 – Lessee shall pay to Lessor as rental the sum of Sixteen Thousand Dollars ($16,000) per month (together with applicable Florida sales tax) during the period of 1 January 2007 through 31 December 2007.

3.	Section 5 – At the end of the new lease term, Lessee has the option to extend the lease for an additional 24 months. The Lessee will be permitted two (2) such extensions for a total for forty-eight (48) months. Lessee must provide advance notice of its intention to exercise any such renewal. Should Lessee exercise this option, monthly rent for the extension period will be increased by 3% for the renewal period.

4.	Section 6 – Lessor agrees to make certain agreed parking lot improvements, including parking lot pavement and repairs (“Parking Lot Pavement Project”), with completion during the first quarter of 2007. Lessee agrees to contribute $22,000 toward the costs of the Parking Lot Pavement Project. Additionally, at the request of Lessor, Lessee shall pay for the initial costs of the Parking Lot Pavement Project not to exceed $55,000, and offset such costs, less Lessee’s contribution, against future rents during 2007.

5.	Section 10 – Lessor agrees to adequately insure building including wind coverage and to pay for all costs of such insurance including deductibles. Lessor agrees to provide Lessee with an insurance certificate evidencing such coverages and listing Lessee as an additional insured.

6.	Section 14 – Lessor provides advance consent to Lessee to sublet a portion of the premises to * at the same terms and conditions as the Lease Agreement. All rents hereto shall remain guaranteed by TRX.

All other terms and provisions of the Lease will remain in full force and effect.

6 West Druid Hills Drive / Atlanta, Georgia 30329 USA | 404 929 6100

*	Confidential Treatment Requested

Milton Lease Amendment, 21 December 2006, Page 2.

If you have any questions, please feel free to contact me at 404-829-6118 or tim.severt@trx.com. Please countersign below your acknowledgement for our files and tax to us at 678-623-3128.

Regards,

Timothy J. Severt
EVP, Administration

Cc: Scott Y)

Acknowledged and accepted:

John Hefty
HEFTY PROPERTIES, LLC